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                                                                    EXHIBIT 23.1


The Board of Directors
SGB Group PLC


We consent to the inclusion of our report dated 6 March 2000, with respect to the consolidated balance sheet of SGB Group PLC and its subsidiaries as of 31 December 1999, and the related consolidated profit and loss account, cash flow statement, statement of total recognized gains and losses and reconciliation of movements in consolidated equity shareholders' funds for the year then ended, which report appears in the Form 8-K/A of Harsco Corporation dated August 28, 2000.



                                                      /s/ KPMG Audit Plc
                                                      KPMG Audit Plc


London, England
28 August 2000